Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ainos, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	457	(c)	6,737,731	(1)(2)	$0.45	(3)	$3,031,978.95	0.00015310	$464.20

	Total Offering Amounts								$3,031,978.95	0.00015310	$464.20
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due										$464.20

(1) Shares to be offered for sale by the selling stockholders.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(3) Pursuant to Rule 457(c) under the Securities Act of 1933, and estimated solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the Common Stock covered by this Registration Statement is estimated to be $0.45, which is the average of the high and low sale prices of the shares of Common Stock as reported on Nasdaq as of December 17, 2024.